Exhibit 15.1

We consent to the incorporation by reference in Registration Statements No. 333-204173 and 333-277536 on Form S-8 of our reports dated February 29, 2024, relating to the consolidated financial statements of Tower Semiconductor Ltd. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this annual report on Form 20-F for the year ended December 31, 2023.

/s/ Brightman Almagor Zohar &Co
Brightman Almagor Zohar &Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel

April 22, 2024